UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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UDR, Inc.

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Beginning on or about May 13, 2024, UDR, Inc. (“UDR,” the “Company,” “we,” or “our”) made the following communication available to our shareholders.

Advisory Vote on Executive Compensation. At the Company’s 2024 annual meeting of shareholders to be held on Thursday, May 23, 2024, shareholders will cast an advisory vote on the compensation of the Company’s named executive officers (the “Say on Pay Proposal”). There are two main proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC (“Glass Lewis”), that issue their own respective reports and make recommendations for shareholder votes. We are pleased to have garnered favorable support and a recommendation by Glass Lewis to vote “FOR” on all proposals. Conversely, we are disappointed that ISS, for the first time since Say on Pay became effective in 2011, reached a different conclusion this year and has recommended that shareholders vote “AGAINST” our Say on Pay Proposal. As discussed in detail below, the Company’s Board of Directors (the “Board”) strongly disagrees with ISS’s recommendation. Accordingly, the Board recommends that you vote “FOR” the approval of Proposal No. 2 – Advisory Vote on Executive Compensation.

Regarding ISS’s “AGAINST” Recommendation on the Say on Pay Proposal:

●	The structure of our executive compensation program, which is 92% performance-based for our CEO, has not materially changed compared to the year prior, and in fact, has been consistent in design (although metrics and weightings for metrics have changed) for the past eight years.
●	ISS has recommended a vote “FOR” with respect to our Say on Pay Proposal in each of the last 13 years (since Say on Pay was first included on our ballot) prior to this year.
●	Glass Lewis recommended a “FOR” vote on UDR’s Say on Pay Proposal, indicating amongst other things, that the structure of the executive compensation program is fair, the disclosure of its components is fair, and there is “alignment of pay with performance in the year in review.”
●	Approximately 90% of UDR shareholders have, on average, voted “FOR” our Say on Pay since Say on Pay was included on our ballot 13 years ago.
●	The Compensation and Management Development Committee of UDR’s Board of Directors (the “Committee”) feels strongly that the executive compensation program has in the past and is expected in the future to continue to effectively align pay with performance and incentivize the continued creation of long-term value for shareholders.

ISS’s “AGAINST” recommendation is primarily based on what it perceives as a misalignment of Pay for Performance. We strongly disagree with this assessment because:

●	UDR’s Long-Term Incentive Plan is primarily driven by relative performance metrics versus our apartment peer group or an index and includes no time-based awards, which demonstrates strong alignment with the interests of UDR’s shareholders. In addition, most of our peer group have a lower amount of “at risk” compensation.
●	UDR’s CEO has elected to take 100% of his short-term compensation (when combined with long-term compensation, this constitutes more than 90% of his total compensation) in some form of equity over the past three years, directly aligning his interests with the interests of our shareholders.

●	Total compensation, as disclosed in the Summary Compensation Table of our Proxy Statement filed April 4, 2024 (“Granted Compensation”), does not equal earned compensation, as disclosed in our Proxy Statement, at the time of measurement or the value of that earned compensation as of December 31, 2023. Valuations for these metrics differ as a result of meeting or not meeting established rigorous performance targets as well as UDR’s share price performance over time. Our CEO’s earned compensation from 2021-2023 was significantly below his granted compensation (what ISS uses in its versus peer compensation analysis), and the value of that earned compensation as of December 31, 2023, was well below both granted and earned compensation from 2021-2023, again demonstrating alignment. See “DEFINITIONS” below for the definition of terms and calculation methodologies.

●	From 2021-2023, our CEO’s earned compensation was 19% below granted compensation and the actual value of his earned compensation as of December 31, 2023 was 55% below granted compensation, again demonstrating a strong alignment of pay and performance.

●	ISS incorrectly included a one-time $7 million equity grant to our CEO, granted in 2021, that was voluntarily forfeited in 2023 (again demonstrating alignment), thus inflating ISS’s view of compensation for our CEO by 26%.
o	If ISS had excluded this voluntarily forfeited compensation from its compensation analysis, its view on the alignment of our Pay for Performance may have changed.

●	Our CEO’s 2023 compensation multiple versus ISS’s peer compensation group median and UDR’s peer group median was 1.35x and 1.20x, respectively. We believe this level of compensation is warranted based on the 22-year tenure of our CEO, ranking as a top-3 CEO in the real estate investment trust (“REIT”) space in 2023 (out of approximately 150 REITs) based on Institutional Investor LLC’s annual polling of investors, and his strong track record of producing total shareholder returns that have exceeded the Nareit Equity REITs Total Return Index over the last 10-, 15-, and 20-year periods. As such, the Committee strongly believes that our CEO remains the correct person to drive long-term shareholder value well into the future.
●	ISS commented that an absolute Funds from Operations as Adjusted (“FFOA”) per share metric with a measurement period of one year in UDR’s LTI overlaps with an FFOA per share metric in UDR’s Short-Term Incentive Plan (“STI”).
o	The Committee believes in strongly aligning performance with compensation. FFOA per share is a critical and core metric used by investors to measure the overall earnings power and performance of a REIT and the Committee believes its inclusion is warranted in both UDR’s LTI and STI. The Committee recognizes that some believe that only metrics with 3-year measurement periods should be included in our LTI. However, forecasting forward 3-year absolute FFOA per share is highly challenging. To balance the general importance of FFOA per share against this forecasting difficulty and to prevent unintentionally misaligning pay and performance via too easy or too difficult absolute forecasts, the Committee chose to incorporate the 1-year absolute FFOA per share metric in the LTI, but also a 3-year relative FFOA per share growth metric versus the peer group.
o	Furthermore, as opposed to 73% (11 of 15) of UDR’s peer group who utilized time-based incentives (i.e., in which vesting is only subject to continuous employment and is not tied to performance) in their LTIs in 2022, the Committee believes better shareholder alignment is driven by the inclusion of a 1-year FFOA per share metric. The range of time-based incentives as a percentage of LTI for the members of our peer group ranged from 20%-67%, with an average of 30%, consistent with our weighting for 1-Year FFOA per share. Our approach better ties pay to performance versus those of most of our peer group.
o	Furthermore, see “DEFINITIONS” below for the definition of terms.

As is clear, UDR’s executive compensation program, and particularly the compensation of our CEO, has aligned pay and performance and is designed to continue to be strongly aligned with shareholder interests.

We continue to appreciate your support of our Company and our annual meeting proposals.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM NO. 2)

DEFINITIONS

Compensation Earned and Actual Value at December 31, 2023

Total compensation, as reported in the Summary Compensation Table of the Company’s Proxy Statement filed on April 4, 2024, and calculated as required by applicable rules and regulations, includes items driven by accounting rules and assumptions with respect to incentive compensation that has not yet been earned and may in the future not be earned. Therefore, it is not reflective of the compensation our CEO actually earned in a given year. Accordingly, to supplement the disclosure contained in the Summary Compensation Table and the narrative disclosure accompanying the table, on page 21 of our Proxy Statement, we provided information to compare the compensation earned by our CEO in 2023, 2022, and 2021, as well as the actual value at December 31, 2023 to the total compensation shown by the Summary Compensation Table.

Earned Compensation for 2023 includes 2023 salary, any bonus earned in 2023, short-term incentive compensation earned for 2023, the portion of the long-term incentive programs with respect to which the performance period ended on December 31, 2023, and the “All Other Compensation” from the Summary Compensation Table for 2023.

Earned Compensation for 2022 includes 2022 salary, any bonus earned in 2022, short-term incentive compensation earned for 2022, the portion of the long-term incentive programs with respect to which the performance period ended on December 31, 2022, and the “All Other Compensation” from the Summary Compensation Table for 2022.

Earned Compensation for 2021 includes 2021 salary, any bonus earned in 2021, short-term incentive compensation earned for 2021, the portion of the long-term incentive programs with respect to which the performance period ended on December 31, 2021, and the “All Other Compensation” from the Summary Compensation Table for 2021.

Actual Value at December 31, 2023 is derived by taking the earned LTIP Units for each year presented multiplied by the closing sales price of our common stock, or $38.29, on December 29, 2023, the last trading day of 2023, and the earned Performance LTIP Units multiplied by the excess of the closing sales price over the strike price as determined on the grant date. The relative year’s salary, any bonus earned, and the “All Other Compensation” from the Summary Compensation Table are also included.

Funds from Operations as Adjusted ("FFO as Adjusted” or “FFOA") attributable to common stockholders and unitholders:  The Company defines FFO as Adjusted attributable to common stockholders and unitholders as FFO excluding the impact of other non-comparable items including, but not limited to, acquisition-related costs, prepayment costs/benefits associated with early debt retirement, impairment write-downs or gains and losses on sales of real estate or other assets incidental to the main business of the Company and income taxes directly associated with those gains and losses, casualty-related expenses and recoveries, severance costs and legal and other costs.

Management believes that FFO as Adjusted is useful supplemental information regarding our operating performance as it provides a consistent comparison of our operating performance across time periods and allows investors to more easily compare our operating results with other REITs. FFO as Adjusted is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of our operating performance.  The Company believes that net income/(loss) attributable to common stockholders is the most directly comparable GAAP financial measure to FFO as Adjusted.  However, other REITs may use different methodologies for calculating FFO as Adjusted or similar FFO measures and, accordingly, our FFO as Adjusted may not always be comparable to FFO as Adjusted or similar FFO measures calculated by other REITs.  FFO as Adjusted should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity.  A reconciliation from net income attributable to common stockholders to FFO as Adjusted is provided on pages 118-119 of the Company’s 2024 Proxy Statement.

Funds from Operations ("FFO") attributable to common stockholders and unitholders: The Company defines FFO attributable to common stockholders and unitholders as net income/(loss) attributable to common stockholders (computed in accordance with GAAP), excluding impairment write-downs of depreciable real estate related to the main business of the Company or of investments in non-consolidated investees that are directly attributable to decreases in the fair value of depreciable real estate held by the investee, gains and losses from sales of depreciable real estate related to the main business of the Company and income taxes directly associated with those gains and losses, plus real estate depreciation and amortization, and after adjustments for noncontrolling interests, and the Company’s share of unconsolidated partnerships and joint ventures.  This definition conforms with the National Association of Real Estate Investment Trust's definition issued in April 2002 and restated in November 2018.  In the computation of diluted FFO, if OP Units, DownREIT Units, unvested restricted stock, unvested LTIP Units, stock options, and the shares of Series E Cumulative Convertible Preferred Stock are dilutive, they are included in the diluted share count.

Management considers FFO a useful metric for investors as the Company uses FFO in evaluating property acquisitions and its operating performance and believes that FFO should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company's activities in accordance with GAAP.  FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of funds available to fund our cash needs.  A reconciliation from net income/(loss) attributable to common stockholders to FFO is provided on pages 118-119 of the Company’s 2024 Proxy Statement.